UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of Earliest Event Reported): March 21, 2007


                              TARRANT APPAREL GROUP
               (Exact Name of Registrant as Specified in Charter)


         CALIFORNIA                   0-26006                   95-4181026
(State or Other Jurisdiction        (Commission              (I.R.S. Employer
      of Incorporation)             File Number)            Identification No.)


                3151 EAST WASHINGTON BOULEVARD
                    LOS ANGELES, CALIFORNIA                       90023
           (Address of Principal Executive Offices)            (Zip Code)


                                 (323) 780-8250
              (Registrant's Telephone Number, Including Area Code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

         On March 21, 2007, our wholly-owned subsidiary, Tarrant Luxembourg S.a.r.l., entered into a letter agreement (the "AGREEMENT") with Solticio, S.A. de C.V. ("SOLTICIO"), Inmobiliaria Cuadros, S.A. de C.V. ("INMOBILIARIA"), and Acabados y Cortes Textiles, S.A. de C.V. ("ACOTEX" and together with Solticio and Inmobiliaria, the "SELLERS"), and Tavex Algodonera, S.A. ("TAVEX").

         Solticio and Acotex are indebted to Tarrant Luxembourg in the amount of approximately $40 million (the "SELLER INDEBTEDNESS"), which Seller Indebtedness was incurred by the Sellers upon their purchase from certain of our affiliates of our manufacturing facilities and equipment in Mexico in November 2004. The Seller Indebtedness is evidenced by a series of promissory notes (the "SELLER NOTES") and is secured by a lien on the real property and equipment sold to the Sellers (the "COLLATERAL"). During the third quarter of 2006, we evaluated the recoverability of the Seller Notes and recorded a loss on the notes in an amount equal to the outstanding balance less the value of the Collateral securing the notes. The loss was estimated to be approximately $27.1 million, resulting in a net notes receivable balance at December 31, 2006 of approximately $14 million.

         Pursuant to the Agreement, Tavex has the right and option (but not the obligation), for a period of 120 days following the date of the Agreement, to pay to Tarrant Luxembourg an aggregate of U.S. $20 million in cash and promissory notes, whereupon, among other things:

                  (a) Tarrant Luxembourg will terminate the Seller Notes and release the Sellers from any further obligations thereunder, and terminate and release all liens on the Collateral;

                  (b) Tarrant Luxembourg and the Sellers will terminate all other executory obligations among the parties, including any obligation of ours to purchase fabric from the Sellers; and

                  (c) Tarrant Luxembourg would agree to purchase from Tavex at least U.S. $2.5 million of fabric during each of the first and second years following Tavex's exercise of the option.

         The U.S. $20 million payment by Tavex upon exercise of the option would be comprised of the following:

                  (a) U.S. $2.5 million in cash, payable concurrently upon exercise of the option;

                  (b) U.S. $8.5 million of unsecured promissory notes delivered concurrently upon exercise of the option, of which $2.5 million would be payable six months following closing, $3 million would be payable twelve months following closing, and $3 million would be payable eighteen months following closing; and

                  (c) U.S. $9.0 million of promissory notes delivered concurrently upon exercise of the option and guaranteed by a financial institution acceptable to us, of which $4.5 million would be payable twenty-four months following closing and $4.5 million would be payable thirty months following closing.

         Tavex is not obligated to exercise the option. During the 120-day option period, we agreed that we would not seek to enforce the Seller Notes, including by taking action with respect to the Collateral,


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nor would we enter into any  agreement  with a third party that would  adversely affect Tavex's rights under the Agreement.

         The Sellers also agreed during the 120-day option period, to work exclusively with Tavex in respect of the payment of the Seller Indebtedness and the other transactions contemplated by the Agreement, and not to enter into any agreement with any person other than Tavex with respect to the payment and/or assignment of the Seller Indebtedness and the transactions contemplated by the Agreement.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    TARRANT APPAREL GROUP



Date:    March 23, 2007             By: /S/ CORAZON REYES
                                       ----------------------------------------
                                         Corazon Reyes, Chief Financial Officer


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